Exhibit 10.1
February 11, 2011
Jane Owens
1200 Washington Street,
Unit 409 Boston, MA 02118
Dear Jane:
The purpose of this letter severance agreement (the “Agreement”) is to describe the terms of your separation from Sapient Corporation (“Sapient” or the “Company”).1 The severance pay and benefits described in Section 2(a), 2(c) and 2(d) of this Agreement (“Severance Pay and Benefits”) are contingent on your agreement to and compliance with the terms of this Agreement and the Supplemental Release Agreement defined in Section 14 and attached hereto as Exhibit B. Once the Supplemental Release Agreement is executed and not revoked it becomes part of this Agreement. The eighth (8th) day after which you sign the Supplemental Release Agreement shall be referred to as the “Effective Date.”
1. Special Employment.
As of the date of this agreement through April 5, 2011, or earlier if you resign (the “Special Employment Period”) you will be a Special Employee of Sapient so long as you comply with this Agreement. During the Special Employment Period Sapient will continue your regular base salary and your participation in those Sapient employee benefits programs in which you currently participate. During the Special Employment Period you shall, in a positive and constructive manner, perform any assigned tasks assigned by Sapient and assist in the smooth transition of your work as specified by Sapient.
If during the Special Employment Period you are terminated by Sapient for Cause, you will not be entitled to any Severance Pay and Benefits, and in such event the Separation Date shall be deemed to be the date the Cause termination becomes effective. Cause is defined as (i) the willful or repeated failure by you to perform your responsibilities at Sapient, (ii) the commission of an act of embezzlement, fraud, theft, misappropriation of assets or property (tangible or intangible); or (iii) gross negligence or misconduct in the performance of your duties.

[1]	Except for the obligations set forth in Section 1 and 2 of this Agreement, which shall be the sole obligation of Sapient Corporation, and its successors and assigns, whenever the term “Sapient” or “Company” is used in this Agreement (including, without limitation, Sections 12 and 13 and the Supplemental Release), it shall be deemed to include Sapient Corporation, its subsidiaries and affiliates, and its and their respective officers, directors, employees, agents, successors and assigns.

2. Separation of Employment/Severance Pay and Benefits.
Your employment with Sapient will terminate at the end of the Special Employment Period or earlier as set forth in Section 1 above (the “Separation Date”). You acknowledge that from and after the Separation Date, you shall have no authority to represent yourself as an employee or agent of Sapient, and you agree not to do so. You agree that in the event you re-apply for employment (or engagement as an independent contractor) with Sapient, the Company shall have no obligation to re-hire or engage you.
In exchange for your promises, covenants and releases set forth in this Agreement (including, without limitation, the covenants set forth in Section 9 of this Agreement, the release of claims set forth in Section 12 and the Supplemental Release Agreement), provided only that you (i) comply with Section 1 of this Agreement (ii) are not terminated for Cause during the Special Employment Period, (iii) you deliver to the Company this Agreement and the Supplemental Release Agreement in a timely fashion and (iv) you do not exercise your revocation right as set forth in the this Agreement and the Supplemental Release Agreement, the Company agrees to provide you with the following Severance Pay and Benefits set out in Sections 2(a), 2(c) and 2(d) of this Agreement:
     2 (a). Gross Severance.
A lump sum payment of two hundred and fifty five thousand eight hundred and thirty-three dollars ($255,833), which shall be subject to all ordinary payroll taxes and withholdings, in accordance with the Company’s standard payroll policies and procedures the first pay roll period following the Effective Date. In accordance with your prior agreements with the Company, the Gross Severance Pay may be further reduced for the following reasons, as applicable: vacation time taken in excess of vacation time accrued; an outstanding balance on any guaranteed American Express Corporate Card; or any other outstanding balances owed to the Company, such as Java Bean expenses, commuter passes, etc (“Net Severance Pay”).
     2 (b). Bonus.
Regardless of whether you sign this Agreement, you will be eligible to receive your 2010 bonus payment in accordance with the guidelines of the of the 2010 Global Performance Bonus Plan (the “Bonus Plan”). The Bonus shall be subject to all ordinary payroll taxes and withholdings, in accordance with the Company’s standard payroll policies and procedures and shall be paid out to you no later than March 15, 2011, consistent with when it will be paid out for all eligible Sapient employees.
According to the Global Performance Bonus Plan, an individual must be actively employed by Sapient in an eligible title during the entire Plan Period and from the end of the Plan Period through the date any payout is made under this Plan. Since your employment will terminate April 2011, you will not be eligible for any additional bonus payments not otherwise stated herein.
     2 (c). Continued Health Care Coverage.
The following shall not apply to you if are not currently enrolled in medical, dental or vision coverage through Sapient: Regardless of whether you sign this Agreement, and upon completion of the appropriate forms, you will have the right, at your own expense (except at otherwise provided in this Section 2(c)), to continue your participation in the Company’s group medical, dental or vision insurance plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The “qualifying event” under COBRA shall be deemed to have occurred on the Separation Date. UnitedHealthcare will send you a COBRA package that will explain what the COBRA benefit is, how to elect this coverage and what it will cost you to continue your benefits under COBRA. If you do not receive this package within thirty (30) days of your Separation Date, please call UnitedHealthcare at 1-800-245-6121. If you do not elect COBRA, your coverage under Sapient’s medical, dental and/or vision insurance for you and, if applicable, your eligible dependent(s), will end on the last day of the month in which the Separation Date occurs.
If you elect to continue your health coverage (medical and/or dental plans) through COBRA, Sapient will cover the entire cost of your COBRA coverage for the first eleven (11) months (the “Premium Payment Period”) following the month in which your Separation Date occurred. After the Premium Payment Period, you will be required to pay the full cost of the COBRA premiums for medical and/or dental coverage based on the premium rates established at that time. Important note: You must respond to UnitedHealthcare per the timelines set forth in your COBRA package if you wish to elect COBRA coverage. As a reminder, the Employment Retirement Income Security Act (“ERISA”), the federal law that regulates COBRA, in conjunction with the Internal Revenue Code, permits only “qualified beneficiaries” to receive COBRA benefits. Under IRS 1999 final regulations, a qualified beneficiary is defined only as a covered employee, the spouse of a covered employee, or eligible dependent children of a covered employee, as defined by the terms of the health plan. As such, domestic partners are not eligible to continue health care coverage through COBRA. Please refer to your exit materials for more information on COBRA.
     2 (d). Outplacement Service.
You will be eligible to receive twelve (12) months of senior executive outplacement services with Lee Hecht Harrison. You need to start your services no later than June 1, 2011. Should you desire a different provider, Sapient will provide up to $25,000 to cover the expense of your chosen outplacement program. Sapient will pay the provider of your choice within 10 business days after receipt of an invoice from such provider which must be received no later than June 1, 2011.
     2 (e). Non-Compete Waiver.
The following shall not apply to you if you work for Sapient in California: Sapient will waive the non-compete provision in Section 7 (a) (ii) of your Non-Disclosure, Non-Solicitation and Non-Compete Agreement (“NDA”), or Section 4.3 of your Fair Compete Agreement, as applicable, provided that you continue to abide by your remaining non-solicitation and confidentiality obligations, as further explained in Section 9 of this Agreement; and
     2 (f). Monies Owed.
You understand that forgiveness of monies owed to Sapient constitutes income received by you, which shall be subject to all ordinary payroll taxes and withholdings, in accordance with the Company’s standard payroll policies and procedures.

You acknowledge and agree that the Severance Pay and Benefits set out in Sections 2(a), 2(c) and 2(d) are not otherwise due or owing to you by the Company, whether under any employment agreement (oral or written), Company policy or practice. You also agree that the Severance Pay and Benefits set out in Sections 2(a), 2(c) and 2(d) to be provided to you are not intended to and do not constitute a severance plan and do not confer a benefit on anyone other than the parties. You further acknowledge that except for the specific financial consideration set forth in this Agreement, your final wages and any accrued but unused vacation (which shall be paid to you in accordance with the Company’s regular payroll practices and applicable law), you are not now and shall not in the future be entitled to any other compensation, other than is what is stated in this Agreement, from the Company including, without limitation, other wages, commissions, bonuses, stock options, restricted stock, equity, vacation pay, holiday pay, paid time off or any other form of compensation or benefit. For the purposes of clarity, you will only receive the Severance Pay and Benefits set out in Sections 2(a), 2(c) and 2(d), if you (i) comply with Section 1 of this Agreement, (ii) are not terminated for Cause during the Special Employment Period, (iii) you deliver to the Company this Agreement and the Supplemental Release Agreement in a timely fashion, and (iv) you do not exercise your revocation right as set forth in the this Agreement and the Supplemental Release Agreement.
3. Employee Assistance Program.
Regardless of whether you sign this Agreement, Sapient will extend your eligibility to participate in the Company’s Employee Assistance Program (EAP) benefit for sixty (60) days from the Separation Date. You may contact the Wellness Corporation at 1-800-828-6025.
4. Unemployment Benefits.
Enclosed is a pamphlet describing unemployment compensation benefits. You may seek unemployment benefits (from the applicable state depending on your location) as a result of your termination from Sapient. Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state unemployment agency, not by Sapient.
5. Expense Reimbursement.
If you have pending expenses that have not been formally approved in Oracle by the Separation Date, these expenses can be manually submitted to Sapient, as follows. Please submit the following details to Lauri McBurney at lmcburney@sapient.com within thirty (30) days from the time your expenses were incurred:
A.	Copies of required receipts

B.	Details regarding your expenses:
i.	Brief description of the expense

ii.	Dollar amount

iii.	PID

iv.	Billable or Non-Billable

v.	Date the expense was incurred
C.	Name of the related PID approver(s).

Approved expense reports will be processed and payment made in accordance with Sapient’s standard expense reimbursement policy.
If you have an American Express Corporate Card, you are responsible for paying any outstanding balances in accordance with your prior agreement with Sapient and American Express.
6. 401(k) Plan.
If you participate in the Sapient 401(k) Plan and you have a vested account balance of $1,000 or more, you may either keep your vested balance in the Sapient Plan or request to have the entire vested balance paid out to you or rolled over into another plan. [Note: If your vested 401(k) account balance is under $1,000, you must request a roll-over or distribution within 90 days of the Exit Date. Otherwise, the balance will automatically be paid out to you and you will be subject to penalties and tax withholdings for early distribution.] If you currently have a 401(k) loan outstanding, please contact Fidelity to discuss repayment options. If you wish to transfer your funds, please visit the Fidelity Web site at www.401k.com and follow the instructions there to complete the transfer. If you have questions related to your 401(k) Plan, please contact Fidelity at 1-800-890-4015.
7. Stock Options and Restricted Stock Units (“RSUs”).
If you have Sapient Stock Options and/or Restricted Stock Units, your E*Trade equity account will remain active in accordance with E*Trade’s policies. These policies currently permit your account to remain active as long as you have Sapient shares in your account. After the Separation Date E*Trade will send a packet of information to your home address which will include a statement of your exercisable options and vested RSUs, as well as relevant date and exercise information. If you do not receive this packet within thirty (30) days of the Separation Date, please contact E*Trade at 1-800-838-0908.
Sapient’s equity incentive plans (and any Sapient Stock Option Agreements that you have agreed to) give you three (3) months from the Separation Date to exercise any options that were vested and exercisable as of the Separation Date. Please note that the period is three (3) months, and not ninety (90) days. Options that you do not exercise within that three (3) month period automatically terminate. In accordance with any Restricted Stock Unit grants that you may have, all of your unvested RSUs will be cancelled on the Separation Date.
8. Address Changes.
If your address changes at any time between now and the end of calendar year 2012, please email PeopleSuccess-RecordManagementIndia@Sapient.com. This notification will help ensure receipt of your W-2 in a timely manner at year-end.

9. Confidentiality and Other Obligations.
You expressly acknowledge and agree to the following:
     9 (a). Return Company Property.
that you will promptly return to the Company on your Separation Date all Company or Company-client property in your possession or control, including (without limitation) building and office access cards, credit and calling cards, laptop computers and accessories, communication devices, correspondence, files and documents whether in hard copy, originals or copies, on electronic media or otherwise.
     9 (b). NDA or Confidentiality Agreement.
that you will abide by the confidentiality obligations contained in your (“NDA”) or Confidentiality Agreement, as applicable, attached as Exhibit A, the terms of which are hereby incorporated into this Agreement by reference, and that you otherwise will keep all confidential information and trade secrets of the Company confidential; and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary information;
     9 (c). Agreement Confidentiality.
that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations or as otherwise mandated by state or federal law);
     9 (d). Disparaging Statements.
that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants), except as required by law;
     9 (e). Non-solicitation Obligations.
that you will continue to abide by the non-solicitation obligations contained in your NDA, or Sections 5.3 and 6 of your Fair Compete Agreement, as applicable, attached as Exhibit A, the terms of which are hereby incorporated into this Agreement by reference; and

     9 (f). Breach.
that a breach of this Section 9 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any payments made under Sections 2(a), 2(c) and 2(d) under Section 2 and/or not comply with Sections 2(a), 2(c) and 2(d) of this Agreement.
10. Press Release.
Sapient agrees to work with you regarding the release of any publicity associated with your departure from the Company.
11. References.
Sapient agrees to provide you a positive verbal reference.
12. Release of Claims.
In consideration of the promises, covenants, payments and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, you agree to waive and release your right to assert any form of legal claim against Sapient (as defined in footnote number 1 to this Agreement) of any kind whatsoever from the beginning of time through and including the date you execute this Agreement. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Sapient seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Sapient up through and including the date you execute this Agreement. You understand that there could be unknown or unanticipated Claims resulting from your employment with and separation from Sapient and agree that such Claims are intended to be, and are, included in this waiver and release.
Without limiting the foregoing general waiver and release, you specifically waive and release Sapient from any Claims arising from or related to your employment relationship with and separation from Sapient, including without limitation: (i) Claims under any state (including, without limitation, Massachusetts, Georgia, Illinois, Colorado, Texas, Kansas, California, Florida, New York or any other state where you worked for Sapient) or federal discrimination (including but not limited to the Age Discrimination in Employment Act (“ADEA”) and Title VII of the Civil Rights Act of 1964), fair employment practices or other employment-related statute, regulation or executive order (as they may have been amended through the the date you execute this Agreement); (ii) Claims under any other state (including, without limitation, Massachusetts, Georgia, Illinois, Colorado, Texas, Kansas, California, Florida, New York or any other state where you worked for Sapient) or federal employment-related statute, regulation or executive order (as they may have been amended through the date you execute this Agreement) relating to wages, hours or any other terms and conditions of employment; (iii) Claims under any state (including, without limitation, Massachusetts, Georgia, Illinois, Colorado, Texas, Kansas, California, Florida, New York or any other state where you worked for Sapient) or federal common law theory; and (iv) any other Claim arising under other state or federal law.

Notwithstanding the foregoing, this Section 12 does not release Sapient from any obligation expressly set forth in this Agreement, or from its obligation to make 401(k) Plan distributions to you under the terms of Sapient’s 401(k) Plan.
13. California Release of Claims.
If you are employed by Sapient in California, you expressly and willingly waive and relinquish all rights and benefits afforded by Section 1542 of the California Civil Code in connection with potential claims arising out of or in any way connected with your employment relationship with or separation from employment at the Company. Section 1542 provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
However, notwithstanding the provisions of Section 1542, you specifically and expressly acknowledge that this Agreement and the release in Section 12 above are intended to include and extinguish all claims arising out of or in any way connected with your employment or separation from employment at the Company and that no possible claim against the Company would materially affect or change your complete and voluntary acceptance of this Agreement, even if such claim were unknown at the time of the execution of this Agreement and discovered after that execution.
14. Reaffirmation of Release of Claims.
No later than twenty-one (21) days after the Separation Date, you shall execute the Supplemental Release Agreement in the form attached hereto as Exhibit B and deliver it to Lauri McBurney at: lmcburney@sapient.com; regular mail at: 131 Dartmouth St Boston, MA 02116; or via fax at: 617-621-1300. Under no circumstances can the Supplemental Release Agreement be executed prior to the Separation Date; however, if you execute the Supplemental Release Agreement on or after the Separation Date, but prior to the 21-day period, you expressly waive any rights to the balance of that period. Once executed, the Supplemental Release Agreement shall be deemed part of this Agreement and together with this Agreement shall be deemed to be a single merged an integrated document.
You also acknowledge and agree that the release of claims in Sections 12 and 13 above shall be fully effective if you do not execute the Supplemental Release Agreement , but that Sapient shall have no obligation to provide you with any of the Severance Pay and Benefits provided for in Sections 2(a), 2(c) and 2(d) of this Agreement not already provided as of the Separation Date until and unless you timely execute without revoking and properly delivering the Supplemental Release Agreement. Under no circumstances, however, shall any failure of you to execute and deliver the Supplemental Release Agreement or the exercise of your revocation right as provided in the Supplemental Release Agreement impact the validity of the releases contained in this Agreement, which releases, to the extent provided therein, forever any and all claims you have against Sapient, including all claims arising from your separation from the Sapient.

15. OWBPA.
It is Sapient’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement, and if you execute this Agreement prior to the 21-day period, you expressly waive any rights to the balance of that period. Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (the “OWBPA”), which prohibits discrimination on the basis of age. The release set forth in Sections 12 and 13 is intended to release any rights you may have against Sapient alleging discrimination on the basis of age. You have twenty-one (21) days after the date of this letter (to March 4, 2011) to consider and accept the provisions of this Agreement. By executing this Agreement, you are waiving your claims knowingly and willingly and agreeing that changes to this Agreement, material or immaterial, do not restart the 21-day period. Furthermore, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement, you deliver a written notice of rescission to Sapient. To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or delivered in-hand within the seven (7) day period to Lauri McBurney, NA GPC Lead, Sapient Corporation, 131 Dartmouth Street, Boston, MA 02116. If you do not rescind, this Agreement will become final and binding on all parties.
Consistent with the provisions of the OWBPA and other federal discrimination laws, nothing in this release prohibits you from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment- related discrimination with the Equal Employment Opportunity Commission (the “EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this Agreement limits the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution of the economic benefits provided to you under this Agreement (or other legal remedies) if you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.
16. Entire Agreement/Choice of Law/Enforceability/Jury Waiver.
This Agreement together with the Supplemental Release Agreement (when executed) and its other Exhibits supersedes any and all other prior oral and/or written agreements, and sets forth the entire agreement between you and Sapient. No variations or modifications of this Agreement shall be valid unless in writing and signed by both you and either the Company’s Chief Executive Officer or its General Counsel. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. This Agreement will be binding on Sapient, and its successors and assigns, and you and your heirs, administrators, representatives, executors, successors and assigns. Both parties further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury. The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full. The failure of either party to require performance of any term or obligation of this Agreement by the other party, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the provisions and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Sapient nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.
Nothing in this Agreement and/or the Supplemental Release Agreement will be construed as an admission of liability by Sapient.
If you agree with the terms of this Agreement, please return a signed copy, including all pages to Lauri McBurney within twenty one (21) business days. The following methods listed in preferred order are acceptable:
1.	Email (scanned) sent directly to Lauri McBurney at: lmcburney@sapient.com

2.	Confidential Direct Fax at: 617-963-1799.

3.	Regular Mail, to the attention of Lauri McBurney at: Sapient Corporation, 131 Dartmouth St, 3rd floor, Boston, MA 02116
This Agreement and Supplemental Release Agreement may be executed in any number of counterparts and those counterparts collectively will comprise the entire Agreement.
We wish you the best of luck in all of your future endeavors.

Yours very truly, Sapient Corporation
By:	/s/ Frank Schettino
Frank Schettino
Vice President, People Success

ACCEPTED AND AGREED TO:
/s/ Jane E. Owens
Jane Owens
Dated: March 4, 2011
To ensure we can contact you regarding subsequent separation logistics, please provide your personal contact information.

Email:

Phone:

Address:

EXHIBIT A

EXHIBIT B
SUPPLEMENTAL RELEASE AGREEMENT
     THIS SUPPLEMENTAL RELEASE AGREEMENT (the “Supplemental Release Agreement”) is made and entered into on ____— 2011 by and between Sapient Corporation (“Sapient” or the “Company” and Jane Owens (“Employee”).
     WHEREAS, on March 4, 2011, the parties entered into a letter severance and release agreement (“Agreement”); and
     WHEREAS as a condition to Employee receiving certain payments she is entitled to under that Agreement, Employee is required to execute and be bound by this Supplemental Releas Agreement; and
     WHEREAS, this Supplemental Release Agreement is to be construed together with the Agreement and shall be deemed to be part of the Agreement and subject to the other terms and conditions contained in the Agreement;
     NOW THEREFORE, in consideration of the promises, covenants, payments and agreements set forth in the Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee covenants and agrees as follows:
In consideration of the promises, covenants, payments and agreements set forth in the Agreement, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Employee agrees to waive and release her right to assert any form of legal claim against Sapient (as defined in footnote number 1 to the Agreement) of any kind whatsoever from the beginning of time through and including the date you sign this Supplemental Release Agreement. Employee’s waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Sapient seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Sapient up through and including the date she signs this Supplemental Release Agreement. Employee understands that there could be unknown or unanticipated Claims resulting from her employment with and separation from Sapient and agree that such Claims are intended to be, and are, included in this waiver and release.
Without limiting the foregoing general waiver and release, Employee specifically waives and releases Sapient from any Claims arising from or related to her employment relationship with and separation from Sapient, including without limitation: (i) Claims under any state (including, without limitation, Massachusetts, Georgia, Illinois, Colorado, Texas, Kansas, California, Florida, New York or any other state where she worked for Sapient) or federal discrimination (including but not limited to the Age Discrimination in Employment Act (“ADEA”) and Title VII of the Civil Rights Act of 1964), fair employment practices or other employment-related statute, regulation or executive order (as they may have been amended through the date Employee executes this Supplemental Release); (ii) Claims under any other state (including, without limitation, Massachusetts, Georgia, Illinois, Colorado, Texas, Kansas, California, Florida, New York or any other state where she worked for Sapient) or federal employment-related statute, regulation or executive order (as they may have been amended through the date she executed this Supplemental Release) relating to wages, hours or any other terms and conditions of employment; (iii) Claims under any state (including, without limitation, Massachusetts, Georgia, Illinois, Colorado, Texas, Kansas, California, Florida, New York or any other state where Employee worked for Sapient) or federal common law theory; and (iv) any other Claim arising under other state or federal law.
Notwithstanding the foregoing, this Supplemental Release Agreement does not release Sapient from any obligation expressly set forth in the Agreement, or from its obligation to make 401(k) Plan distributions to you under the terms of Sapient’s 401(k) Plan
It is Sapient’s desire and intent to make certain that Employee fully understands the provisions and effects of the Agreement and Supplemental Release Agreement. To that end, Employee has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of the Agreement and Supplemental Release Agreement. Because Employee is over 40 years of age, Employee is granted specific rights under the Older Workers Benefit Protection Act (the “OWBPA”), which prohibits discrimination on the basis of age. The release set forth in Sections 12 and 13 of the Agreement and in this Supplemental Release Agreement are intended to release any rights Employee may have against Sapient alleging discrimination on the basis of age. Employee has twenty-one (21) days from the date of the Separation Date to consider and accept the provisions of this Supplemental Release Agreement and Agreement. By executing this Supplemental Release Agreement, Employee is waiving her claims knowingly and willingly. Furthermore, Employee may rescind her assent to this Supplemental Release Agreement if, within seven (7) days after the date Employee signs this Supplemental Release Agreement, she delivers a written notice of rescission to Sapient. To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or delivered in-hand within the seven (7) day period to Lauri McBurney, NA GPC Lead, Sapient Corporation, 131 Dartmouth Street, Boston, MA 02116. If Employee does not timely rescind, the Agreement and the Supplemental Release Agreement will become final and binding on all parties upon the Effective Date.
Consistent with the provisions of the OWBPA and other federal discrimination laws, nothing in this Supplemental Release prohibits Employee from challenging the validity of this Supplemental Release Agreement under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment- related discrimination with the Equal Employment Opportunity Commission (the “EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this Supplemental Release Agreement limits the Company’s right to seek immediate dismissal of such charge or complaint on the basis that Employee’s signing of this Supplemental Release Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution of the economic benefits provided to Employee under the Agreement (or other legal remedies) if Employee successfully challenge the validity of the Agreement and/or the Supplemental Release Agreement and prevails in any claim under the Federal Discrimination Laws.

/s/ Jane E. Owens
Jane Owens

March 4, 2011
Date